                                  EXHIBIT 99.8

                 PENNCORP FINANCIAL GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                  (As restated)

                                                                                          (UNAUDITED)
                                                                                         ----------- -----------
                                                                                           MARCH 31, DECEMBER 31,
                                                                                             1997        1996
                                                                                         ----------- -----------
ASSETS:
Investments:
     Fixed maturities:
         Held for investment, at amortized cost                                          $    49,384    $   87,330
         Available for sale, at fair value                                                 2,924,941     2,993,925
     Equity securities available for sale, at fair value                                      22,647        20,867
     Trading securities, at market                                                                --        31,140
     Mortgage loans on real estate                                                           269,106       264,732
     Policy loans                                                                            145,232       145,976
     Short term investments                                                                  142,976        63,113
     Other investments                                                                        53,868        48,062
                                                                                         -----------    ----------
         Total investments                                                                 3,608,154     3,655,145
Cash                                                                                           5,386        39,464
Accrued investment income                                                                     41,263        48,360
Accounts and notes receivable                                                                 54,734        47,295
Investments in unconsolidated affiliates                                                     130,382       140,526
Present value of insurance in force                                                          343,853       339,010
Deferred policy acquisition costs                                                            273,940       252,428
Costs in excess of net assets acquired                                                       146,103       148,080
Other assets                                                                                 139,225       139,015
                                                                                         -----------    ----------
         Total assets                                                                    $ 4,743,040    $4,809,323
                                                                                         ===========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
     Policy liabilities and accruals                                                     $ 3,511,800    $3,566,455
     Notes payable                                                                           245,186       210,325
     Income taxes, primarily deferred                                                         44,163        55,840
     Accrued expenses and other liabilities                                                  146,724       114,462
                                                                                         -----------    ----------
         Total liabilities                                                                 3,947,873     3,947,082
                                                                                         -----------    ----------
Mandatorily redeemable preferred stock:
     Series B, $.01 par value, $100 initial redemption value; authorized, issued and
         outstanding -0- at March 31, 1997, and 127,500 at December 31, 1996                      --        14,689
     Series C, $.01 par value, $100 initial redemption value; authorized,
         issued and outstanding 178,500 at March 31, 1997, and December 31, 1996              18,584        18,175
Shareholders' Equity:
     $3.375 Convertible Preferred Stock, $.01 par value, $50 redemption value;
         authorized issued and Outstanding 2,300,000 at March 31, 1997, and
         December 31, 1996                                                                   110,513       110,513
     $3.50 Series II Convertible Preferred Stock, $.01 par value, $50 redemption value; authorized issued and outstanding 2,875,000 at March 31, 1997,
         and December 31, 1996                                                               139,157       139,157
     Common stock, $.01 par value; authorized 50,000,000; issued and outstanding
         28,766,055 at March 31, 1997, and 28,647,714 at December 31, 1996                       288           286
     Additional paid-in capital                                                              394,020       393,156
     Unrealized foreign currency translation losses                                          (16,788)      (14,961)
     Unrealized gains (losses) on securities available for sale                              (34,245)       20,064
     Retained earnings                                                                       192,045       186,032
     Treasury  shares                                                                         (6,907)       (3,370)
     Notes receivable secured by common stock                                                 (1,500)       (1,500)
                                                                                         -----------    ----------
                                                                                             776,583       829,377
                                                                                         -----------    ----------
                                                                                         $ 4,743,040    $4,809,323
                                                                                         ===========    ==========

SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS.

                 PENNCORP FINANCIAL GROUP, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
                                   (UNAUDITED)

                                  (As restated)

                                                                       THREE MONTH PERIODS ENDED
                                                                               MARCH 31,
                                                                         1997             1996
                                                                      -----------      -----------
REVENUES:
     Premiums, principally accident and sickness                      $    66,477      $    64,421
     Interest sensitive product policy charges                             23,226           22,669
     Net investment income                                                 68,546           39,834
     Other income                                                           6,040            4,961
     Net gains (losses) from sale of investments                            3,827             (527)
                                                                      -----------      -----------
              Total revenues                                              168,116          131,358
                                                                      -----------      -----------
BENEFITS AND EXPENSES:
     Claims incurred                                                       44,655           44,326
     Change in liability for future policy benefits and
         other policy benefits                                             30,108           13,369
     Amortization of present value of insurance in force
         and deferred policy acquisition costs                             20,819           13,939
     Amortization of costs in excess of net assets
         acquired                                                           2,278            2,137
     Underwriting and other administrative expenses                        30,536           28,654
     Interest and amortization of deferred debt issuance costs              4,387            5,757
     Restructuring charge                                                  19,071             --
                                                                      -----------      -----------
              Total benefits and expenses                                 151,854          108,182
                                                                      -----------      -----------
Income before income taxes, undistributed earnings in
     unconsolidated affiliates and extraordinary charge                    16,262           23,176
              Income taxes                                                  7,557            8,846
                                                                      -----------      -----------
Net income before undistributed earnings in unconsolidated
     affiliates and extraordinary charge                                    8,705           14,330
              Undistributed earnings in unconsolidated affiliates           3,658            4,334
                                                                      -----------      -----------

Net income before extraordinary charge                                     12,363           18,664
              Extraordinary charge                                           --               (816)
                                                                      -----------      -----------
Net income                                                                 12,363           17,848
              Preferred stock dividend requirements                         4,927            2,691
                                                                      -----------      -----------
Net income applicable to common stock                                 $     7,436      $    15,157
                                                                      ===========      ===========
PER SHARE INFORMATION:
Primary:
     Net income applicable to common stock before extraordinary
        charge                                                        $      0.25      $      0.63

              Extraordinary charge, net of income taxes                      --              (0.03)
                                                                      -----------      -----------
     Net income applicable to common stock                            $      0.25             0.60
                                                                      ===========      ===========
Common shares used in computing primary earnings per share                 29,703           25,483
                                                                      ===========      ===========
Fully diluted:
     Net income applicable to common stock before extraordinary
         charge                                                       $      0.25      $      0.59

              Extraordinary charge, net of income taxes                      --              (0.03)
                                                                      -----------      -----------
     Net income applicable to common stock                            $      0.25      $      0.56
                                                                      ===========      ===========
Common shares used in computing fully diluted earnings per share           29,703           30,593
                                                                      ===========      ===========

SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS.

                 PENNCORP FINANCIAL GROUP, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                  (As restated)

                                                                        -----------------------------
                                                                          THREE MONTH PERIODS ENDED
                                                                                  MARCH 31,
                                                                        -----------------------------
                                                                            1997              1996
                                                                        -----------       -----------
Net cash provided (used) by operating activities                        $    88,907       $    (3,619)
                                                                        -----------       -----------
Cash flows from investing activities:
     Purchases of invested assets                                          (327,134)         (426,683)
     Sales of invested assets                                               302,420           246,015
     Maturities of invested assets                                           47,474            39,495
     Other, primarily short term investments, net                           (89,068)          127,764
                                                                        -----------       -----------
         Net cash used by investing activities                              (66,308)          (13,409)
                                                                        -----------       -----------
Cash flows from financing activities:
     Issuance of common stock                                                   866           155,759
     Treasury stock purchase                                                 (3,538)             --
     Additional borrowings                                                  135,000              --
     Reduction in notes payable                                            (100,139)         (137,000)
     Redemption of preferred stock                                          (14,706)             --
     Dividends on preferred and common stock                                 (5,879)           (3,332)
     Receipts from interest sensitive policies credited to
         policyholder account Balances                                       51,380            27,644
     Return of policyholder account balances on interest
        sensitive products                                                 (116,787)          (42,378)
     Other, net                                                              (2,874)             --
                                                                        -----------       -----------
         Net cash provided (used) by financing activities                   (56,677)              693
                                                                        -----------       -----------
Decrease in cash                                                            (34,078)          (16,335)
Cash at beginning of period                                                  39,464            40,325
                                                                        -----------       -----------
Cash at end of period                                                   $     5,386       $    23,990
                                                                        ===========       ===========
Supplemental disclosures:
     Income taxes paid                                                  $     1,820       $       829
                                                                        ===========       ===========
     Interest paid                                                      $     2,275       $     2,757
                                                                        ===========       ===========


SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS.

                 PENNCORP FINANCIAL GROUP, INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                (As restated)

(1)      BASIS OF PRESENTATION

PennCorp Financial Group. Inc. (the "Company" or "PennCorp") is an insurance holding company. The Company commenced operations with the acquisition of Pennsylvania Life Insurance Company ("PLIC") and Executive Fund Life Insurance Company (which was merged into PLIC effective July 1, 1996) and Pacific Life and Accident Insurance Company ("PLAIC") on August 23, 1990. Through its wholly-owned life insurance subsidiaries, PLIC and its wholly-owned subsidiary, PennCorp Life Insurance Company (collectively referred to as "Penn Life"), Peninsular Life Insurance Company ("Peninsular"), Professional Insurance Corporation ("Professional"), Pioneer Security Life Insurance Company ("Pioneer Security") and its wholly-owned subsidiaries American-Amicable Life Insurance Company of Texas and Pioneer American Insurance Company (Pioneer Security and its subsidiaries collectively referred to as "AA Life"), Salem Life Insurance Corporation ("Salem Life") and its wholly-owned subsidiaries Integon Life Insurance Corporation ("ILIC"), Georgia International Life Insurance Company and Occidental Life Insurance Company of North Carolina ("OLIC") (Salem Life and its wholly-owned subsidiaries collectively referred to as "Integon Life"), United Life and Annuity Insurance Company ("United Life"), Marketing One, Inc. ("Marketing One"), a third party marketing organization, and PLAIC, the Company offers a broad range of accident and sickness, life, and accumulation insurance products to individuals through a sales force that is contractually exclusive to certain of the Company's subsidiaries and through general agents.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. The accompanying financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the periods presented. Such adjustments are of a normal and recurring nature. All significant intercompany accounts and transactions have been eliminated. All dollar amounts presented hereafter, except share information, are stated in thousands.

The financial statements and notes thereto have been restated as discussed in
Note 8.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Accounts that the Company deems to be acutely sensitive to changes in estimates include deferred policy acquisition costs, future policy benefits, policy and contract claims and present value of insurance in force. In addition, the Company must determine requirements for disclosure of contingent assets and liabilities as of the date of the financial statements based upon estimates. In all instances, actual results could differ from estimates.

(2)      PENDING ACQUISITION AND RELATED TRANSACTIONS

The Company, pending final review by the Securities and Exchange Commission ("SEC") of the Joint Proxy Statement and Prospectus, will be soliciting shareholder approval for the following: (i) the merger of the Company and Washington National Corporation, (ii) the acquisition of the Controlling Interest in Southwestern Financial Corporation and Subsidiaries ("SW Financial"), (iii) the acquisition of the Fickes and Stone Knightsbridge Interests, and (iv) other items.

Under the terms of the restated merger agreement, Washington National Corporation shareholders will receive the right to receive $29.50 per share of consideration in the form of cash, PennCorp Common Stock, or a combination of cash and PennCorp Common Stock. The aggregate consideration to be received by the Washington National Corporation shareholders will be approximately $377,000, of which $100,000, with the right by PennCorp to increase the portion of the purchase price consideration to a maximum of 45% of the transaction value, will be subject to cash elections

PennCorp will receive its right to acquire the SW Financial through the assignment by Fickes and Stone and Knightsbridge ("the Controlling Parties") of certain rights including common stock and common stock equivalents of SW Financial. The Controlling Parties will receive aggregate cash consideration ranging from $67,500 to $69,600 (not including expenses) depending upon the outcome of certain contingencies.

In addition, PennCorp has proposed to acquire the Fickes and Stone Knightsbridge Interests for total consideration in the form of estimated annual payments of $330 due April 15, 1997, each year through 2001 and the issuance by PennCorp of 173,160 shares of PennCorp Common Stock to each of Fickes and Stone on April 15, 2001.

It is anticipated that PennCorp common shareholders will vote on the above transactions in July 1997, and, subject to shareholder approval, the Company intends to consummate such transactions as expeditiously as possible (see Note
7).

(3)      SOUTHWESTERN FINANCIAL CORPORATION AND SUBSIDIARIES

Through its direct and indirect investment in SW Financial, accounted for utilizing the equity method, the Company owns 78.0% of the economic interest in SW Financial.

Financial information for SW Financial is provided below:

                      CONSOLIDATED CONDENSED BALANCE SHEET

                                                                     (AS RESTATED)
----------------------------------------------------------------------------------------------
                                                            MARCH 31, 1997   DECEMBER 31, 1996
                                                            --------------   -----------------
                                                             (UNAUDITED)
ASSETS:
       Invested assets                                       $  1,599,081      $  1,641,348
       Insurance assets                                           359,671           107,230
       Other assets                                               205,508           459,324
                                                             ------------      ------------
             Total assets                                    $  2,164,260      $  2,207,902
                                                             ============      ============

LIABILITIES AND SHAREHOLDERS' EQUITY:
       Policy liabilities                                    $  1,734,438      $  1,745,160
       Long-term debt                                             158,500           159,750
       Other liabilities                                          109,175           127,237
       Mandatory redeemable preferred stock                        34,607            33,879
       Shareholders' equity                                       127,540           141,876
                                                             ------------      ------------
             Total liabilities and shareholders' equity      $  2,164,260      $  2,207,902
                                                             ============      ============


                   CONSOLIDATED CONDENSED STATEMENT OF INCOME
                                   (UNAUDITED)

                                                            (AS RESTATED)
------------------------------------------------------------------------------------
                                                        THREE MONTHS ENDED
                                                 -----------------------------------
                                                 MARCH 31, 1997       MARCH 31, 1996
                                                 --------------       --------------
REVENUES:
       Policy revenues                            $      37,500      $      62,708
       Net investment income                             31,895             32,950
       Net gains from sale of investments                    15                511
       Other income                                       6,184              3,664
                                                  -------------      -------------
             Total revenues                              75,594             99,833
                                                  -------------      -------------

BENEFITS AND EXPENSES:
       Policyholder benefits                             45,282             64,930
       Amortization                                       6,022              6,014
       Underwriting and other administrative
         expenses                                        11,578             15,107
       Interest and related debt costs                    3,436              3,575
                                                  -------------      -------------
             Total benefits and expenses                 66,318             89,626
                                                  -------------      -------------

Income before income taxes                                9,276             10,207
             Income tax expense                           3,653              3,788
                                                  -------------      -------------

Net income                                                5,623              6,419
             Preferred stock dividend                       728                667
                                                  -------------      -------------
requirements

Net income applicable to common stockholders      $       4,895      $       5,752
                                                  =============      =============

(4)     RESTRUCTURING CHARGES

In the third quarter of 1996, the Company initiated a strategic business evaluation designed to realign the underlying business units into operating divisions.

The evaluation considered each of the current operating companies, including the anticipated merger of the Company and Washington National Corporation and the purchase of the Controlling Interest in SW Financial, and (a) their impact on the Company's current and long-term profitability potential, (b) the ability to absorb operations related to future acquisitions, and (c) market focus.

As a result of this effort, at the end of the first quarter of 1997 management authorized and committed the Company to implement the new divisional structure, including the closure of all foreign operations except for Canada, and recorded a cumulative pre-tax restructuring charge of $19,071. It is probable that the final determination of the pending merger of the Company and Washington National Corporation and the purchase of the Controlling Interest in Southwestern Financial Corporation and Subsidiaries will result in certain additional charges which cannot be definitively determined at this time.

The restructuring charge recognizes: (a) severance and related benefits incurred due to staff reductions ($5,355), (b) estimated holding costs of vacated facilities ($6,166), (c) the write-off of certain fixed assets and other impaired assets ($1,526), (d) estimated contract termination costs ($23), and
(e) the Company's investment in certain foreign operations which will be closed ($6,001). As of March 31, 1997, $346 of severance and related benefits has been charged against these restructuring accruals.

The Company estimates approximately $1,981 of pre-tax incremental costs associated with the restructuring were incurred during the three months ended March 31, 1997, and estimates an additional $3,300 will be incurred through March 31, 1998. These incremental costs will benefit future operations and do not qualify for accrual. Examples of these incremental costs include employee travel, relocation and training, and the physical move of fixed assets.

(5)      REDEMPTION OF PREFERRED STOCK AND CERTAIN EQUITY TRANSACTIONS

On March 15, 1997, the Company redeemed all of the previously outstanding Series B Mandatory redeemable preferred stock at its stated redemption value of $14,705.

During the period certain employees and agents exercised stock options and warrants resulting in the issuance of 118,341 shares of the Company's Common Stock. The result of such exercises was to increase common stock and additional paid in capital by $2 and $864, respectively. On January 11, 1997, the Company repurchased 100,000 shares for an aggregate purchase price of $35.38 per share resulting in a $3,538 increase in the value of treasury stock held.

As part of an amended purchase agreement, effective February 12, 1997, with the former parent company of United Life, PennCorp committed to purchase 483,839 shares of the Company's Common Stock at a price to be determined.

(6)      NEW ACCOUNTING PRONOUNCEMENTS

In February 1997, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 supersedes and simplifies the existing computation, presentation and disclosure requirements for earnings per share outlined under Accounting Principles Board Opinion No. 15, "Earnings Per Share". Under the new methodology, "basic" earnings per share will replace "primary" earnings per share and will exclude the dilutive effect of common stock equivalents. SFAS No. 128 also revises the calculation of "fully diluted" earnings per share with "diluted" earnings per share. This change is not anticipated to have a material impact on reported fully diluted earnings per share calculated under the Company's current capital structure.

SFAS No. 128 is effective for both interim and annual financial statements issued after December 15, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and restate all prior periods presented. Earlier application is not permitted, however disclosure of pro forma earnings per share amounts computed utilizing the standards established by SFAS No. 128 is permitted in the notes to the financial statements for periods ending prior to the effective date. Pro forma earnings per share for the three month periods ended March 31, 1997 and 1996, are as follows:

            MARCH 31, 1997  MARCH 31, 1996
            --------------  --------------
Basic           $ 0.26          $ 0.63
Diluted         $ 0.25          $ 0.56

In March 1997, the FASB issued Financial Accounting Standards No. 129, "Disclosures of Information About Capital Structure" ("SFAS No. 129"). SFAS No. 129 is effective for both interim and annual financial statements issued after December 15, 1997, and clarifies the disclosure requirements related to the type, and nature, of securities contained within the Company's capital structure.

7.       SUBSEQUENT EVENTS

The Company completed its purchase from UCFC, the former parent of United Life, 483,839 shares of the Company's Common Stock for an aggregate purchase price of $17,902 plus accrued interest through the closing date, June 9, 1997, of $295. The value of treasury shares held increased $17,902 as a result of this transaction.

On August 5, 1997, the Company purchased $40,000 of SW Financial Subordinated Notes (the "SW Financial Notes") from the liquidating trust for the creditors of ICH Corporation, SW Financial's former parent. SW Financial had issued the SW Financial Notes as part of the acquisition consideration paid to the liquidating trust. The SW Financial Notes were purchased by the Company at par in anticipation of the acquisition of the Controlling Interest in SW Financial. Interest due under the SW Financial Notes is currently set at 7.0%, per annum.

On August 30, 1997, the Washington National Merger agreement terminated.

On September 1, 1997 the Company purchased $25,000 of ACO Acquisition Corp. (subsequently re-named Acordia, Inc. ("Acordia")) subordinated indebtedness and $20,000 of ACO Brokerage Holdings Corporation ("ACO"), an affiliate of Acordia, preferred stock. The Acordia subordinated notes pay interest on a current basis at 12.5%, per annum, payable in semi-annual installments. The ACO preferred stock dividends are payable in cash (subject to certain restrictions), or in-kind at the option of ACO, at a rate of 17 percent. Acordia is an insurance broker specializing in the marketing of commercial property and casualty programs. Acordia is 28.6% owned by Knightsbridge. PennCorp received fees aggregating $1,100 from Acordia for its underwriting and participation in the subordinated notes and preferred stock. KM received sponsor fees and other fees aggregating $1,714 from Acordia for its role in consummating the Acordia acquisition.

On November 14, 1997, the Company filed, on Form 8-K, restated financial statements for the years ended December 31, 1994, 1995 and 1996 and the three month period ended March 31, 1997 and the three month and six month periods ended June 30, 1997. For additional information see Note 8.

8.       RESTATEMENT OF CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The Company has restated its consolidated condensed financial statements for three month periods ended March 31, 1997 and 1996, as well as each of the years in the three year period ended December 31, 1996. The restatement resulted from the Company reconsidering certain accounting practices after discussions with the Securities and Exchange Commission's Division of Corporation Finance.

The significant accounting practices incorporated in the restatement are as follows:

(i)      the methodology for determining deferrable acquisition costs;
(ii)     the amortization methodology of deferred acquisition costs;
(iii) the recognition of reserve adjustments for interest sensitive products;
(iv) the allocation of purchase consideration associated with certain acquisitions, and
(v)      the consolidation of a majority-owned subsidiary.

In addition, the Company corrected immaterial errors identified in previously issued financial statements.

The following page presents the effects of the restatement for the three month periods ended March 31, 1997, and 1996.

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                    For the three month periods ended
                                                                             -----------------------------------------------------
                                                                                March 31, 1997                March 31, 1996
                                                                             -----------------------------------------------------
                                                                            (As reported) (Restatement) (As reported)  (Restatement)
                                                                             -----------   -----------   -----------    -----------
REVENUES:
      Premiums, principally accident and sickness                            $ 66,477     $  66,477     $  64,421      $  64,421
      Interest sensitive policy product charges                                23,226        23,226        22,669         22,669
      Net investment income                                                    68,894        68,546        41,334         39,834
      Other income                                                              6,040         6,040           (37)         4,961
      Net gains/losses from sale of investments                                 3,827         3,827          (527)          (527)
                                                                             --------     ---------     ---------      ---------
               Total revenues                                                 168,464       168,116       127,860        131,358
                                                                             --------     ---------     ---------      ---------
BENEFITS AND EXPENSES:
      Claims incurred                                                          44,655        44,655        44,326         44,326
      Change in liability for future policy benefits and other
           policy benefits                                                     29,706        30,108        11,490         13,369
      Amortization of present value of insurance in force and
           deferred policy acquisition costs                                   19,369        20,819        14,859         13,939
      Amortization of costs in excess of net assets acquired                    2,064         2,278         2,030          2,137
      Underwriting and other administrative expenses                           30,849        30,536        23,632         28,654
      Interest and amortization of deferred debt issuance costs                 4,387         4,387         6,057          5,757
      Restructuring charge                                                     19,071        19,071          --             --
                                                                             --------     ---------     ---------      ---------
               Total benefits and expenses                                    150,101       151,854       102,394        108,182
                                                                             --------     ---------     ---------      ---------
Income before income taxes, undistributed earnings of unconsolidated
      affiliates and extraordinary charge                                      18,363        16,262        25,466         23,176
      Income taxes                                                              8,217         7,557         9,630          8,846
                                                                             --------     ---------     ---------      ---------
Net income before undistributed earnings in unconsolidated affiliates
      and extraordinary charge                                                 10,146         8,705        15,836         14,330
      Undistributed earnings in unconsolidated affiliates                       3,741         3,658         4,318          4,334
                                                                             --------     ---------     ---------      ---------
Net income before extraordinary
           charge                                                              13,887        12,363        20,154         18,664
           Extraordinary charge                                                   --            --           (816)          (816)
                                                                             --------     ---------     ---------      ---------
Net income                                                                     13,887        12,363        19,338         17,848
      Preferred stock dividend requirements                                     4,927         4,927         2,691          2,691
                                                                             --------     ---------     ---------      ---------
Net income applicable to common stock                                        $  8,960     $   7,436     $  16,647      $  15,157
                                                                             ========     =========     =========      =========
Primary:
      Net income applicable to common stock before extraordinary
           charge                                                            $   0.30     $    0.25     $    0.69      $    0.63
           Extraordinary charge                                                   --            --          (0.03)         (0.03)
                                                                             --------     ---------     ---------      ---------
      Net income applicable to common stock                                  $   0.30     $    0.25     $    0.66      $    0.60
                                                                             ========     =========     =========      =========
Common shares used in computing primary earnings per share                     29,703        29,703        25,483         25,483
                                                                             ========     =========     =========      =========
Fully diluted:
      Net income applicable to common stock before extraordinary
           charge                                                            $   0.30     $    0.25     $    0.63      $    0.59
           Extraordinary charge                                                   --            --          (0.03)         (0.03)
                                                                             --------     ---------     ---------      ---------
      Net income applicable to common stock                                  $   0.30     $    0.25     $    0.60      $    0.56
                                                                             ========     =========     =========      =========
Common shares used in computing fully diluted earnings per share               29,703        29,703        30,593         30,593
                                                                             ========     =========     =========      =========




                      CONSOLIDATED CONDENSED BALANCE SHEET

                                                         ----------------------------
                                                             As of March 31, 1997
                                                         ----------------------------
                                                        (As reported)    (Restatement)
                                                         -----------      -----------
ASSETS:
      Investments and cash                                $3,748,405       $3,743,922
      Insurance assets                                       689,376          659,056
      Other assets                                           331,834          340,062
                                                          ----------       ----------
           Total assets                                   $4,769,615       $4,743,040
                                                          ==========       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
      Insurance liabilities                               $3,507,425       $3,511,800
      Long-term debt                                         245,186          245,186
      Other liabilities                                      204,682          190,887
      Redeemable preferred stock                              18,584           18,584
      Shareholders' equity                                   793,738          776,583
                                                          ----------       ----------
           Total liabilities and shareholders' equity     $4,769,615       $4,743,040
                                                          ==========       ==========

               REVIEW BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The March 31, 1997 and 1996, financial statements included in this filing have been reviewed by KPMG Peat Marwick LLP., independent certified public accountants, in accordance with established professional standards and procedures for such a review.

The report of KPMG Peat Marwick LLP commenting upon their review is included on the following page.


                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

                       Independent Auditors' Review Report

The Board of Directors and Shareholders of PennCorp Financial Group, Inc.

We have reviewed the accompanying consolidated condensed balance sheet of PennCorp Financial Group, Inc. and subsidiaries as of March 31, 1997, and the related consolidated statements of income and consolidated condensed statements of cash flows for the three-month periods ended March 31, 1997 and 1996. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of PennCorp Financial Group, Inc. as of December 31, 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated February 28, 1997 (except as to Note 19 which is as of November 14, 1997), we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the financial information set forth in the accompanying consolidated condensed balance sheet as of December 31, 1996 is fairly presented, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ KPMG PEAT MARWICK LLP
Raleigh, North Carolina
May 15, 1997
(except as to Note 8 which is
as of November 14, 1997)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (As restated)

This "Management's Discussion and Analysis of Financial Condition and Results of Operations" should be read in conjunction with the comparable discussion filed as Exhibit 99.3 to this Form 8-K.

The following discussion should also be read in conjunction with the preceding unaudited consolidated condensed financial statements and related notes.

INTRODUCTION

In August 1997, PennCorp Financial Group, Inc. ("PennCorp", the "Company") announced that it would likely be restating its financial statements for each of the years in the three year period ended December 31, 1996. The discussion below reflects the restated amounts for the periods presented. Further information regarding the restatement is provided in Note 8 of the Notes to Unaudited Consolidated Condensed Financial Statements contained elsewhere herein.

CAUTIONARY STATEMENT

Cautionary Statement for purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The statements below that relate to future plans, events or performances are forward-looking statements that involve a number of risks or uncertainties. Among those items that could adversely affect the Company's financial condition, results of operations and cash flows are the following: changes in regulations affecting insurance companies, interest rates, the federal income tax code (to the extent the Company's product mix includes tax deferred accumulation products), the ratings assigned to the Company's insurance subsidiaries by independent rating organizations such as A.M. Best (which the Company believes are particularly important to the sale of annuity and other accumulation products) and unanticipated litigation. There can be no assurance that other factors not currently anticipated by management will not also materially and adversely affect the Company's results of operations.

GENERAL

The Company, through its operating subsidiaries, is a low cost provider of accumulation, life, and fixed benefit accident and sickness insurance products throughout the United States and Canada. The Company's products are sold through several distribution channels, including exclusive agents, general agents, financial institutions, and payroll deduction programs, and are targeted primarily to lower and middle-income individuals in rural and suburban areas. These products are primarily small premium accident and sickness insurance policies with defined fixed benefit amounts, traditional whole life and universal life insurance with low face amounts and accumulation products such as single premium deferred annuities.

The Company's financial condition and results of operations for the periods covered by this and future "Management's Discussion and Analysis of Financial Condition and Results of Operations" are or will be affected by several common factors, each of which is discussed below.

Restructuring Charges. As a result of the tremendous growth the Company has experienced, the diversification of the underlying business units resulting from acquisitions over time and the need for the Company to be able to rapidly integrate future acquisitions, the Company began a strategic business evaluation during the third quarter of 1996. During the period ended March 31, 1997, the Company completed its review of the existing business units and commenced a plan to fully establish operating divisions. The Company thoughtfully considered the impact the pending merger with Washington National Corporation and the acquisition of the Controlling Interest in Southwestern Financial Corporation and Subsidiaries may have on the divisional structure. However, certain portions of the Company's restructuring plan will not be definitive until the consummation of the pending merger, acquisition and related transactions. As a result, it is probable that this Company may incur certain additional restructuring charges as the final determination of the time of consummation of the merger with Washington National Corporation and the acquisition of the Controlling Interest in Southwestern Financial Corporation and Subsidiaries ("SW Financial") are known (See Note 7 of the Notes to Unaudited Consolidated Condensed Financial Statements contained elsewhere herein).

During the first quarter of 1997 management authorized and committed the Company to implement the new divisional structure, including the closure of all foreign operations except for Canada. As a result the Company recorded a cumulative pre-tax restructuring charge of $19.1 million. The restructuring charge recognizes: (a) severance and related benefits incurred due to staff reductions ($5.4 million), (b) estimated holding costs of vacated facilities ($6.2 million), (c) the write-off of certain fixed assets and other impaired assets ($1.5 million), (d) estimated contract termination costs ($23,000), and (e) the Company's investment in certain foreign operations which will be closed ($6.0 million). As of March 31, 1997, $346,000 of severance and related benefits has been charged against these restructuring accruals.

The Company estimates approximately $2.0 of pre-tax incremental costs associated with the restructuring were incurred during the three months ended March 31, 1997, and estimates an additional $3.3 million will be incurred through March 31, 1998. These incremental costs will benefit future operations and do not qualify for accrual. Examples of these incremental costs include employee travel, relocation and training, and the physical move of fixed assets.

For the period ended March 31, 1997, the following table eliminates from the reported results of the Company the related impact of the restructuring charges which the Company believes to be material in order to improve the comparability of such information.

                                                                                     (AS RESTATED)
---------------------------------------------------------------------------------------------------------------------------------
                                                                             THREE MONTHS ENDED               THREE MONTHS ENDED
                                                                               MARCH 31, 1997                 MARCH 31, 1996
                                                               ---------------------------------------------- --------------
                                                                              RESTRUCTURING     AS REPORTED
                                                             AS REPORTED          COSTS            (NET)        AS REPORTED
                                                             -----------      -------------     ------------    -----------
OPERATING INFORMATION:
 Total revenues                                               $ 168,116                          $ 168,116       $ 131,358
                                                              ---------                          ---------       ---------
 Benefits and expenses
  Claims incurred                                                44,655                             44,655          44,326
  Change in liability for future policy benefits
   and other policy benefits                                     30,108                             30,108          13,369
  Amortization of present value of insurance in
   force and deferred policy acquisition costs                   20,819                             20,819          13,939
  Amortization of costs in excess of net assets acquired          2,278                              2,278           2,137
  Underwriting and other administrative expenses                 30,536            1,981            28,555          28,654
  Interest and amortization of deferred debt issuance costs       4,387                              4,387           5,757
  Restructuring charge                                           19,071           19,071                 -               -
                                                              ---------                          ---------       ---------
    Total benefits and expenses                                 151,854                            130,802         108,182
                                                              ---------                          ---------       ---------

 Income before income taxes, undistributed
  earnings in unconsolidated affiliates and
     extraordinary charge                                        16,262                             37,314          23,176
    Income tax expense                                            7,557                             13,857           8,846
                                                              ---------                          ---------       ---------
 Net income before undistributed earnings in
  unconsolidated affiliates and extraordinary charge              8,705                             23,457          14,330
    Undistributed earnings in unconsolidated affiliates           3,658                              3,658           4,334
                                                              ---------                          ---------       ---------
 Net income before extraordinary charge                          12,363                             27,115          18,664
    Extraordinary charge, net of income taxes                         -                                  -            (816)
                                                              ---------                          ---------       ---------
 Net income                                                      12,363                             27,115          17,848
    Preferred stock dividend requirements                         4,927                              4,927           2,691
                                                              ---------                          ---------       ---------
 Net income applicable to common stock                        $   7,436                          $  22,188       $  15,157
                                                              =========                          =========       =========

Pending Merger, Acquisition and Related Transactions. On January 22, 1997, the Company filed with the Securities and Exchange Commission ("SEC"), a preliminary PennCorp Financial Group, Inc. and Washington National Corporation Joint Proxy Statement and Prospectus ("Joint Proxy Statement") in which the Company, pending final review by the SEC, will be soliciting shareholder approval for the following transactions: (i) the merger with Washington National Corporation,
(ii) the acquisition of the Controlling Interest in Southwestern Financial Corporation and Subsidiaries, (iii) the acquisition of the Fickes and Stone Knightsbridge Interests, and (iv) other items.

The merger with Washington National Corporation and the acquisition of the Controlling Interest in Southwestern Financial Corporation and Subsidiaries will expand the Company's individual and payroll sales division operations with similar products, distribution channels and asset mixes.

The Company anticipates, pending regulatory and shareholder approval, consummating the merger with Washington National Corporation, the acquisition of the Controlling Interest in Southwestern Financial Corporation and Subsidiaries, and the acquisition of the Fickes and Stone Knightsbridge Interests in July 1997 (See Note 7 of the Notes to Unaudited Consolidated Condensed Financial Statements contained elsewhere herein).

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

The Company's liquidity requirements are funded primarily by its insurance subsidiaries. The insurance subsidiaries' principal sources of cash are premiums and investment income. The insurance subsidiaries' primary uses of cash are policy claims, commissions, operating expenses, income taxes and payments to the Company for principal and interest due under surplus debentures, tax sharing payments and dividends. Both sources and uses of cash are reasonably predictable.

During the three month period ended March 31, 1997 the Company received $2.7 million in interest payments or dividends from its subsidiary and paid $4.6 million and $1.4 million in interest on preferred stock and common stock dividends respectively. The Company utilized funds available under its revolving credit facility to fund the shortfall. For periods beginning in 1998, under current statutory limitations, the Company believes that it will receive sufficient cash flow from the Surplus Note Companies and their respective subsidiaries to satisfy its cash requirements. As a result of the Company's decision to retain capital and surplus at the insurance subsidiary level, and with the contemplated realignment of the insurance subsidiaries into operating divisions, the Company believes that its insurance subsidiaries have excess capital and surplus. The Company's own established targets for estimated risk-based capital requirements indicate that the insurance divisions could make available approximately $50.0 million to $60.0 million to PennCorp, subject to applicable regulatory approvals.

During the three months ended March 31, 1997, cash provided by operations was $88.9 million compared to cash used by operations of $3.6 million for the three-month period ended March 31, 1996. United Life provided $26.4 million, consisting primarily of investment income. When including interest sensitive products cash flows for both periods and excluding the effect of United Life, cash used by operations was $2.9 million for the three month period ended March 31, 1997 compared to cash used by operations of $18.3 million for the three month period ended March 31, 1996. The improvement in cash flows from operations resulted primarily from improvements at Integon Life.

RESULTS OF OPERATIONS

Policy Revenue. Total policy revenue for the three months ended March 31, 1997, increased 3% to $89.7 million from $87.1 million for the comparable period ended March 31, 1996. The increase is primarily the result of the acquisition of United Life which added $1.3 million of life policy revenues. The Company continues to focus on balancing life policy revenues with those of fixed benefit products.

Net Investment Income. Net investment income for the three months ended March 31, 1997 was $68.5 million compared to $39.8 million for the three months ended March 31, 1996. Of the $28.7 million increase in investment income, $28.0 million of the increase was attributable to the addition of United Life.

Other Income. Other income for the three-month periods ended March 31, 1997 and 1996, includes revenues derived primarily from Marketing One. In addition, for the three-month period ended March 31, 1996 included in other income were losses aggregating $500,000 as a result of the Company's investment trading activities.

Claims Incurred. Claims incurred for the three months ended March 31, 1997 increased slightly to $44.7 million from $44.3 million for the three-month period ended March 31, 1996. The increase in claims incurred is attributable to $2.0 million of claims from United Life. In addition to United Life, additional claims incurred resulted from a modest deterioration in fixed benefit product claims for Penn Life and OLIC resulting in $2.6 million increase. Offsetting such increase were declines for its life insurance lines of business of $4.2 million. The Company considers such minor deviations between periods to be normal.

Underwriting and Other Administrative Expenses. For the three-month period ended March 31, 1997, underwriting and other administrative expenses increased 6.3% to $30.5 million from $28.7 million for the three months ended March 31, 1996. The increase is primarily attributable to the inclusion of $3.0 million of expenses from United Life costs associated with the restructuring. Expenses for all other operating subsidiaries combined dropped $2.4 million as the result of an expense base that was nearly unchanged despite the growth in policy revenues.

Interest and Related Debt Costs. For the three-month period ended March 31, 1997, interest and amortization of deferred debt issuance costs declined to $4.4 million from $5.8 million for the comparable 1996 period. This decline was the result of the repayment of $100.0 million of bridge financing and $37.0 million of subsidiary debt financing in March, 1996 from proceeds from the Company's February, 1996 Common Stock offering. Weighted average indebtedness outstanding for the three-month period ended March 31, 1997 was approximately $34.0 million less at an interest cost that was approximately 150 basis points less than the comparable 1996 period. The Company has utilized its less costly revolving bank credit facility to repurchase approximately $38.0 million of Senior Subordinated Notes, resulting in a 220 basis point arbitrage.

Income Taxes. The effective tax rate for the three months ended March 31, 1997 was 46.5% compared to 38.2% for the three months ended March 31, 1996. Excluding the impact of $19.1 million in restructuring charges, which derived tax benefits totaling $6.3 million, the Company's effective tax rate would have been 37.1% for the three months ended March 31, 1997. The modest decline in the adjusted effective tax rate of 37.1% is less than the comparable prior period as the result of less foreign source income, which is taxed at a higher statutory rate, to the Company's total pre-tax income.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

                        COMPUTATION OF EARNINGS PER SHARE
                              (Amount in Thousands)

                                  (As restated)



                                                                         -----------------------------
                                                                           THREE MONTH PERIODS ENDED
                                                                                   MARCH 31,
                                                                         -----------------------------
                                                                             1997              1996
                                                                         -----------       -----------
Primary net income applicable to common stock:
Net income applicable to common stock                                    $     7,436       $    15,157
       Extraordinary charge                                                     --                 816
                                                                         -----------       -----------
                                                                         $     7,436       $    15,973
                                                                         ===========       ===========

Fully diluted net income applicable to common stock:
   Net income applicable to common stock                                 $     7,436       $    15,157
       Extraordinary charge                                                     --                 816
       Common stock equivalents:
          Convertible preferred stock dividend requirements                     --               1,941
                                                                         -----------       -----------

                                                                         $     7,436       $    17,914
                                                                         ===========       ===========

                                                                         -----------------------------
                                                                           THREE MONTH PERIODS ENDED
                                                                                   MARCH 31,
                                                                         -----------------------------
                                                                             1997              1996
                                                                         -----------       -----------
Primary:
Shares outstanding beginning of period                                        28,648            22,880
Issuance of 5,131 shares on March 5, 1996                                       --               1,466
Incremental shares applicable to Stock Warrants/Stock Options                  1,335             1,327
Treasury shares                                                                 (280)             (190)
                                                                         -----------       -----------
                                                                              29,703            25,483
                                                                         ===========       ===========

Fully diluted:
Shares outstanding beginning of period                                        28,648            22,880
Issuance of 5,131 shares on March 5, 1996                                       --               1,466
Incremental shares applicable to Stock Warrants/Stock Options                  1,335             1,349
Treasury shares                                                                 (280)             (190)
Conversion of 2,300 shares of $3.375 Convertible Preferred
    Stock at a rate of 2.2123 common shares to 1 preferred share                --               5,088
Conversion of 2,875 shares of $3.50 Series II Convertible Preferred
    Stock at a rate of 1.4327 common shares to 1 preferred share                --                --
                                                                         -----------       -----------

                                                                              29,703            30,593
                                                                         ===========       ===========